CANE CLARK LLP		3273 E. Warm Springs Las Vegas, NV 89120
Kyleen E. Cane*	Bryan R. Clark^	Telephone: 702-312-6255
Chad Wiener+	Scott P. Doney~	Facsimile: 702-944-7100
Joe Laxague~		Email: sdoney@caneclark.com

August 7, 2007

Zagg Incorporated
3855 South 500 West, Suite J
Salt Lake City, Utah 84145

Re: Zagg Incorporated, Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as special counsel for Zagg Incorporated, a Nevada corporation (the “Company”), in connection with the preparation of the registration statement on Form SB-2 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offering of 2,760,856 shares of common stock (the “Shares”) and warrants to purchase 1,237,500 shares of common stock (the “Warrant Shares”) held by the selling shareholders described in the Registration Statement.

In rendering the opinion set forth below, we limited the scope of our review to the following documents: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof, and we have made no independent verification of the factual matters as set forth in such documents or certificates. In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that the Shares to be sold by the selling shareholders are validly issued, fully paid and non-assessable, and that the Warrant Shares will be validly issued, fully paid and non-assessable upon proper conversion under each of their terms.

This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws. We express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

*Licensed Nevada, California, Washington and Hawaii Bars;
^ Nevada, Colorado and District of Columbia Bars
+ Nevada, Illinois and Wisconsin Bars ~Nevada

The opinions set forth herein are subject to the following qualifications: (a) we have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) our opinion speaks only as of the date hereof and we express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of circumstances or events which may occur subsequent to this date.

The opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to my attention.

Very truly yours,

/s/ Scott P. Doney

Scott P. Doney, Esq.

CANE CLARK LLP		3273 E. Warm Springs Las Vegas, NV 89120
Kyleen E. Cane*	Bryan R. Clark^	Telephone: 702-312-6255
Chad Wiener+	Scott P. Doney~	Facsimile: 702-944-7100
Joe Laxague~		Email: sdoney@caneclark.com

August 7, 2007

CONSENT

WE HEREBY CONSENT to the inclusion of our name and use of our opinion in connection with the Form SB-2 Registration Statement filed with the Securities and Exchange Commission as counsel for the registrant, Zagg Incorporated.

Very truly yours,

/s/ Scott P. Doney

Scott P. Doney, Esq.